Exhibit 4.1

TENTH SUPPLEMENTAL INDENTURE

Dated as of September 20, 2022

Supplementing that Certain

INDENTURE

Dated as of July 12, 2012

between

DOLLAR GENERAL CORPORATION, as Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as Trustee

4.250% SENIOR NOTES DUE 2024

Table of Contents

		Page

ARTICLE I.
DEFINITIONS
SECTION 1.1.	Certain Terms Defined in this Indenture	1
SECTION 1.2.	Definitions	2
SECTION 1.3.	Other Definitions	6
ARTICLE II.
FORM AND TERMS OF THE NOTES
SECTION 2.1.	Form and Dating	6
SECTION 2.2.	Certain Terms of the Notes	8
SECTION 2.3.	Optional Redemption	9
SECTION 2.4.	Offer to Repurchase Upon a Change of Control Triggering Event	9
SECTION 2.5.	Limitation on Liens	10
SECTION 2.6.	Events of Default	11
SECTION 2.7.	SEC Reports	12
ARTICLE III.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
SECTION 3.1.	Option to Effect Legal Defeasance or Covenant Defeasance	12
SECTION 3.2.	Legal Defeasance and Discharge	13
SECTION 3.3.	Covenant Defeasance	13
SECTION 3.4.	Conditions to Legal or Covenant Defeasance	14
SECTION 3.5.	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions	15
SECTION 3.6.	Repayment to Company	16
SECTION 3.7.	Reinstatement	16
ARTICLE IV.
SATISFACTION AND DISCHARGE
SECTION 4.1.	Satisfaction and Discharge	17
SECTION 4.2.	Application of Trust Money	18
ARTICLE V.
MISCELLANEOUS
SECTION 5.1.	Relationship with Indenture	18
SECTION 5.2.	Trust Indenture Act Controls	19
SECTION 5.3.	Governing Law	19
SECTION 5.4.	Counterparts	19

i

SECTION 5.5.	Severability	19
SECTION 5.6.	Ratification	19
SECTION 5.7.	Headings	20
SECTION 5.8.	Effectiveness	20

EXHIBIT A — Form of 4.250% Senior Notes due 2024

TENTH SUPPLEMENTAL INDENTURE

This Tenth Supplemental Indenture, dated as of September 20, 2022, by and between DOLLAR GENERAL CORPORATION, a corporation duly organized and existing under the laws of the State of Tennessee (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a duly organized and existing national banking association under the laws of the United States, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of July 12, 2012 (as amended or supplemented through the date hereof, the “Base Indenture”), as supplemented by this Tenth Supplemental Indenture, dated as of September 20, 2022 (this “Tenth Supplemental Indenture,” and together with the Base Indenture, this “Indenture”), providing for the issuance by the Company of an unlimited number of series of Securities from time to time;

WHEREAS, the Base Indenture provides that the Securities of a series shall be in the form and shall have such terms and provisions as may be established in one or more supplemental indentures thereto;

WHEREAS, the Company has determined to issue a series of senior Securities under this Indenture designated as the Company’s “4.250% Senior Notes due 2024” (hereinafter called the “Notes”) pursuant to the terms of this Tenth Supplemental Indenture and substantially in the form as set forth in Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture and this Tenth Supplemental Indenture; and

WHEREAS, the Company, by action duly taken, has authorized the execution of this Tenth Supplemental Indenture and the issuance of the Notes;

NOW, THEREFORE, THIS TENTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the promises stated herein and the purchase of the Notes by the Holders thereof, the parties hereto hereby enter into this Tenth Supplemental Indenture, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1.      Certain Terms Defined in this Indenture.

For purposes of this Tenth Supplemental Indenture and the Notes, all capitalized terms used but not defined herein or therein, as applicable, shall have the meanings ascribed to such terms in this Indenture. For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Base Indenture, as supplemented and amended by this Tenth Supplemental Indenture.

SECTION 1.2.      Definitions.

For the benefit of the Holders, Section 1.1 of the Base Indenture shall be amended by adding or substituting, as applicable, the following new definitions:

“Authorized Newspaper” means a newspaper in an official language of the country of publication customarily published at least once a day for at least five days in each calendar week and of general circulation in the place in connection with which the term is used. If it shall be impractical in the opinion of the Trustee to make any publication of any notice required hereby in an Authorized Newspaper, any publication or other notice in lieu thereof that is made or given by the Trustee shall constitute a sufficient publication of such notice.

“Below Investment Grade Rating Event” means, with respect to the Notes, the Notes become rated below an Investment Grade Rating by both of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies (the “Relevant Period”)); provided that, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of “Change of Control Triggering Event”) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply either (1) did not reduce the ratings of the Notes during the Relevant Period or (2) do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Board of Directors” means the board of directors or comparable governing body of the Company, or any committee thereof duly authorized to act on its behalf.

“Capital Stock” means:

(a)            in the case of a corporation, corporate stock;

(b)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)            in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)            any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (4) the adoption of a plan relating to the Company’s liquidation or dissolution; or (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a wholly owned Subsidiary of a holding company that has agreed to be bound by the terms of this Indenture and (2) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means, with respect to the Notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event, with respect to the Notes.

“Consolidated Net Tangible Assets” means the Company’s total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on the Company’s and its consolidated Subsidiaries’ most recent balance sheet and calculated based on positions as reported in the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and after giving pro forma effect to any acquisitions or dispositions which occur after such balance sheet date.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by specific action of the Board of Directors or by approval by such directors of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Global Notes” means, individually and collectively, each of the Notes in the form of global Securities registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A attached hereto.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies.

“Issue Date” means September 20, 2022.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Revolving Facility” means that certain amended and restated credit agreement, dated as of December 2, 2021, among the Company, as borrower, Citibank, N.A., as administrative agent, and the other lending institutions from time to time party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refunding or refinancing thereof and any indentures, notes, debentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance all or any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount that can be borrowed thereunder or alters the maturity thereof.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Significant Subsidiary” means a Subsidiary (treated for purposes of this definition on a consolidated basis together with its Subsidiaries) which meets any of the following conditions:

(a)            the Company’s and the Company’s other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of the Company and the Company’s Subsidiaries consolidated as of the end of the most recently completed fiscal year;

(b)            the Company’s and the Company’s other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of the Company and the Company’s Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(c)            the Company’s and the Company’s other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10% of such income of the Company and the Company’s Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” of any specified Person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Maturity Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life – and shall interpolate to the Maturity Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date, of the United States Treasury security maturing on, or with a maturity that is closest to, the Maturity Date, as applicable. If there is no United States Treasury security maturing on the Maturity Date but there are two or more United States Treasury securities with a maturity date equally distant from the Maturity Date, one with a maturity date preceding the Maturity Date and one with a maturity date following the Maturity Date, the Company shall select the United States Treasury security with a maturity date preceding the Maturity Date. If there are two or more United States Treasury securities maturing on the Maturity Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” means Capital Stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors; provided that, for the purpose of such definition, Capital Stock which carries only the right to vote conditioned on the occurrence of an event shall not be considered Voting Stock whether or not such event shall have occurred.

SECTION 1.3.      Other Definitions.

TERM	DEFINED IN SECTION
“Additional Notes”	2.2
“Change of Control Offer”	2.4
“Change of Control Payment”	2.4
“Change of Control Payment Date”	2.4
“Covenant Defeasance”	3.3
“Depository”	2.1
“Legal Defeasance”	3.2
“Make-whole Deficit”	4.1
“Maturity Date”	2.2

ARTICLE II.

FORM AND TERMS OF THE NOTES

SECTION 2.1.      Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by two of the officers of the Company specified in Section 2.3 of the Base Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture; and the Company and the Trustee, by their execution and delivery of this Tenth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided that, to the extent of any inconsistency between the terms and provisions in this Indenture and those contained in the Notes, this Indenture shall govern.

(a)            Global Notes. The Notes designated herein shall be issued initially in the form of one or more fully registered permanent global Securities, which shall be held by the Trustee as custodian for The Depository Trust Company, New York, New York (the “Depositary”), and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of outstanding Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

Unless and until the Global Notes are exchanged in whole or in part for the individual Notes represented thereby pursuant to Section 2.15 of the Base Indenture, such Global Notes may not be transferred except as a whole by the Depositary to its nominee or by its nominee to the Depositary or another nominee of the Depositary or by the Depositary or any of its nominees to a successor depositary or any nominee of such successor depositary. Upon the occurrence of the events specified in Section 2.15 of the Base Indenture in relation thereto, the Company shall execute, and the Trustee shall, upon receipt of a Company Order for authentication, authenticate and deliver, Notes in definitive form in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Note.

(b)            Book-Entry Provisions. This Section 2.1(b) shall apply only to the Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be held by the Trustee as custodian for the Depositary.

Participants of the Depositary shall have no rights either under this Indenture or with respect to any Global Notes. The Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes under this Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

(c)            Definitive Notes. Definitive Notes issued in physical, certificated form, registered in the name of the beneficial owner thereof, shall be substantially in the form of Exhibit A attached hereto, but without including the text referred to therein as applying only to Global Notes. Except as provided above in subsection (a), owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes.

(d)            Transfer and Exchange of the Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with this Indenture and the procedures of the Depositary therefor. Beneficial interests in the Global Notes may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Notes.

(e)            Paying Agent and Registrar. The Company appoints the Trustee as the initial Paying Agent of the Company for the payment of the principal of (and premium, if any) and interest on, the Notes, and the Corporate Trust Office of the Trustee be, and hereby is, designated as the office or agency where the Notes may be presented for payment and where notices to or demands upon the Company in respect of the Notes and this Tenth Supplemental Indenture and this Indenture pursuant to which the Notes are to be issued may be made. The Company appoints the Trustee as the initial Security Registrar with respect to the Notes.

SECTION 2.2.      Certain Terms of the Notes.

The following terms relating to the Notes are hereby established:

(a)            Title. The Notes shall constitute a series of senior Securities having the title “4.250% Senior Notes due 2024”.

(b)            Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under this Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.7, 2.8, 2.11, 3.6 and 9.6 of the Base Indenture) shall be SEVEN HUNDRED FIFTY MILLION DOLLARS ($750,000,000). The Company may, from time to time, without the consent of the Holders, issue and sell additional Notes (“Additional Notes”) ranking equally and ratably with the Notes in all respects (other than the issue date and, to the extent applicable, issue price, initial date of interest accrual and the initial interest payment date of such Additional Notes). Any such Additional Notes shall be consolidated with and form a single series with the Notes for all purposes under this Indenture. If the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will have a different CUSIP number.

(c)            Ranking. The Notes shall constitute senior unsecured indebtedness of the Company and shall rank equally in right of payment with all existing and future senior indebtedness of the Company and, to the extent of the value of the collateral, will be effectively subordinated to the Company’s secured indebtedness.

(d)            Maturity Date. The entire outstanding principal of the Notes shall be payable on September 20, 2024 (the “Maturity Date”).

(e)            Interest Rate. The rate at which the Notes shall bear interest shall be 4.250% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months; the date from which interest shall accrue on the Notes shall be September 20, 2022, or the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates for the Notes shall be the 20th day of March and September of each year, commencing on March 20, 2023; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Notes (or one or more predecessor Securities) are registered at the close of business on the Regular Record Date for such interest, which shall be the 5th day of March and September (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Payment of principal of, and premium, if any, and interest on, the Notes will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest, premium, if any, and principal on the Notes may at the Company’s option be paid in immediately available funds by wire transfer to an account maintained by the payee located in the United States.

(f)            Sinking Fund. The Notes are not subject to any sinking fund.

SECTION 2.3.      Optional Redemption.

(a)            Applicability of Article III. The provisions of Article III of the Base Indenture shall apply to the Notes, as supplemented by Sections 2.3(b) and (c) below and as amended by the following sentence; provided that this Section 2.3 shall not become part of the terms of any other series of Securities. The first paragraph of Section 3.3 of the Base Indenture shall be amended by replacing the phrase “at least 30 days” with the phrase “at least 10 days.”

(b)            Make Whole Redemption. The Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)            (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the redemption date, and

(2)            100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

SECTION 2.4.      Offer to Repurchase Upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has exercised its right to redeem the Notes as described in Section 2.3 or exercised its option to satisfy and discharge this Indenture as set forth in Article IV hereof, Holders shall have the right to require the Company to repurchase all or any part in an integral multiple of $1,000 of their Notes (provided that no Note will be purchased in part if the remaining principal amount of such Note would be less than $2,000) pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the then outstanding aggregate principal amount of Notes subject to such offer, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall mail a notice to Holders describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described herein and in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions herein, the Company shall only be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such conflicts.

Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under this Indenture, other than a Default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

On the Change of Control Payment Date, the Company shall to the extent lawful (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent will promptly mail to each Holder who has properly tendered Notes the applicable Change of Control Payment for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000.

SECTION 2.5.      Limitation on Liens. The Company shall not, and the Company shall not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on or security interest in any shares of Voting Stock of any Significant Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that the Notes (together with, if the Company shall so determine, any other indebtedness or obligations of the Company or any Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to indebtedness:

(1)            secured by a pledge of, lien on or security interest in any shares of Voting Stock of any entity at the time it becomes a Significant Subsidiary;

(2)            of a Subsidiary owed to the Company or indebtedness of a Subsidiary owed to another Subsidiary;

(3)            incurred, together with all other indebtedness of the Company and its Subsidiaries similarly secured by liens on shares of Voting Stock pursuant to this clause (3), in an amount not to exceed at the time of such creation, assumption, renewal, extension or replacement 15% of Consolidated Net Tangible Assets; and

(4)            incurred for the sole purpose of extending, renewing, replacing or refinancing indebtedness secured by any lien referred to in the foregoing clauses (1) to (3); provided, however, that the principal amount of indebtedness secured by that lien shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal, replacement or refinancing, plus any amounts necessary to pay any fees and expenses, including premiums relating to such extension, renewal, replacement or refinancing.

SECTION 2.6.      Events of Default.

(a)            Applicability of Section 6.1. Section 6.1 of the Base Indenture shall apply to the Notes, as supplemented by Sections 2.6(b), (c) and (d) below; provided that this Section 2.6 shall not become part of the terms of any other series of Securities.

The occurrence of the events set forth in Sections 2.6(b) or 2.6(c) will constitute an “Event of Default” with respect to the Notes:

(b)            default after the expiration of the grace period in the payment of principal when due, or resulting in acceleration, of other indebtedness (other than non-recourse debt) of the Company or any Significant Subsidiaries, for borrowed money or the payment of which is guaranteed by the Company or any Significant Subsidiary if the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $100,000,000 and such indebtedness has not been discharged, or such default in payment or acceleration has not been cured or rescinded, prior to written notice of acceleration of the Notes; or

(c)            failure by the Company or any Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100,000,000, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments become final and non-appealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed.

(d)            In the event of any Event of Default specified in Section 2.6(b), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose: (1) the indebtedness or guarantee that is the basis for such Event of Default has been discharged; (2) holders thereof have rescinded or waived acceleration, notice or action (as the case may be) giving rise to such Event of Default; or (3) the default that is the basis for such Event of Default has been cured.

SECTION 2.7.      SEC Reports. For the benefit of the Holders, the Base Indenture shall be amended by replacing Section 4.4 thereof in its entirety with this Section 2.7, provided that, this Section 2.7 shall not become part of the terms of any other series of Securities.

The Company will for so long as any Notes are outstanding:

(a)            make available to the Trustee and the Holders of Notes copies of the annual reports and of the information, documents and other reports which the Company may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided that for this purpose the filing with the SEC of such reports, information and documents shall be sufficient; or

(b)            if the Company is not then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, make available to the Trustee and the Holders of the Notes (including, without limitation, by means of a public or private website), substantially similar periodic information (excluding exhibits) which would be required to be included in periodic reports on Forms 10-K, 10-Q and 8-K (or any successor form or forms) under the Exchange Act within the time periods set forth in the applicable SEC rules and regulations as if the Company were a non-accelerated filer as defined in such applicable SEC rules and regulations; provided that in each case such information may be subject to exclusions if the Company in good faith determines that such excluded information would not be material to the interests of the Holders of the Notes (it being understood that the information required by Rule 3-10 of Regulation S-X and Section 13(r) of the Exchange Act is not material).

The delivery of such reports, information and documents to the Trustee pursuant to this Section 2.7 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(c)            In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company may satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

ARTICLE III.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

For the benefit of the Holders, the Base Indenture shall be amended by replacing Article VIII thereof in its entirety with this Article III; provided that this Article III shall not become part of the terms of any other series of Securities:

SECTION 3.1.      Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 3.2 or 3.3 hereof applied to all outstanding Notes upon compliance with the conditions set forth below, in this Article III.

SECTION 3.2.      Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 3.1 hereof of the option applicable to this Section 3.2, the Company shall, subject to the satisfaction of the conditions set forth in Section 3.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 3.5 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)            the rights of Holders to receive payments in respect of the principal of and interest, if any, on the Notes when such payments are due solely out of the trust funds referred to below;

(b)            the Company’s obligations under Sections 2.4, 2.5, 2.7, 2.8 and 2.11 of the Base Indenture;

(c)            the rights, powers, trusts, duties and immunities of the Trustee for such Notes under Article VII of the Base Indenture, and the Company’s obligations in connection therewith; and

(d)            this Section 3.2.

Subject to compliance with this Article III, the Company may exercise its option under this Section 3.2.

SECTION 3.3.      Covenant Defeasance.

Upon the Company’s exercise under Section 3.1 hereof of the option applicable to this Section 3.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 3.4 hereof, be released from its obligations under the covenants contained in Sections 4.2, 4.3, 4.4, 4.5, 4.6, 4.7 and 4.8 of the Base Indenture and 2.4 , 2.5 and 2.7 hereof on and after the date the conditions set forth in Section 3.4 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 of the Base Indenture, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 3.1 hereof of the option applicable to this Section 3.3 hereof, subject to the satisfaction of the conditions set forth in Section 3.4 hereof, Section 2.6(b) and (c) hereof and Section 6.1(c) of the Base Indenture shall not constitute Events of Default.

SECTION 3.4.      Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 3.2 or 3.3 hereof to the outstanding Notes:

(1)            the Company must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, cash in Dollars, non-callable Government Securities or a combination thereof, in such amounts as will be sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of and interest on the Notes issued under this Indenture on the stated date for payment or on the redemption date, as the case may be, of such principal, installment of principal or of interest on such Notes and the Company must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)            in the case of an election under Section 3.2 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that,

(A)            the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B)            since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)            in the case of an election under Section 3.3 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)            no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of any lien securing such borrowing or any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of liens in connection therewith);

(5)            such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the Revolving Facility or any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than that resulting from the borrowing of funds to be applied to such deposit or the grant of any lien securing such borrowing or any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of liens in connection therewith);

(6)            the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)            the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the Opinion of Counsel, clauses (2) and/or (3) and (5) of this Section 3.4 have been complied with.

SECTION 3.5.      Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 3.6 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 3.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 3.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

Notwithstanding anything in this Article III to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non- callable Government Securities held by it as provided in Section 3.4 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 3.4 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 3.6.      Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, or premium, if any, or interest on, any Notes and remaining unclaimed for one year after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holders will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in an Authorized Newspaper, notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 3.7.      Reinstatement.

If, in connection with a Legal Defeasance or Covenant Defeasance, the Trustee or Paying Agent is unable to apply any Dollars or non-callable Government Securities in accordance with Section 3.5 hereof, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 3.2 or 3.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 3.5 hereof; provided, however, that, if the Company makes any payment of principal of or interest on any Notes following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IV.

SATISFACTION AND DISCHARGE

For the benefit of the Holders, the Base Indenture shall be amended by replacing Article XI thereof in its entirety with this Article IV; provided that this Article IV shall not become part of the terms of any other series of Securities:

SECTION 4.1.      Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to the Notes issued hereunder, when:

(a)            either:

(i)            all outstanding Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(ii)            all outstanding Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or have been called for redemption under Section 2.3 hereof and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars, non-callable Government Securities or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be; provided that for any such redemption conducted pursuant to Section 2.3(b) hereof, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee calculated as required by such Section 2.3(b) using the Treasury Rate as of the date of the notice of redemption, with any deficit as of the redemption date (any such amount, the “Make-whole Deficit”) only required to be deposited with the Trustee on or prior to the redemption date. Any Make-whole Deficit will be set forth in an Officers’ Certificate delivered to the Trustee simultaneously with the deposit of such Make-whole Deficit that confirms that such Make-whole Deficit will be applied toward such redemption;

(b)            no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of any lien securing such borrowing or any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Revolving Facility or any other material instrument to which the Company is a party or by which the Company is bound (other than a breach, violation or default resulting from the borrowing of funds to be applied to such deposit or the grant of any lien securing such borrowing or any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of liens in connection therewith);

(c)            the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(d)            the Company has delivered irrevocable instructions to the Trustee for such Notes under this Indenture to apply the deposited money toward the payment of such Notes at maturity or on the redemption date, as the case may be.

In addition, the Company shall deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee for such Notes stating that all conditions precedent to satisfaction and discharge have been satisfied, and all fees and expenses of the Trustee shall have been paid.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (ii) of clause (a) of this Section 4.1, the provisions of Section 3.6 and 4.2 hereof will survive. In addition, nothing in this Section 4.1 will be deemed to discharge those provisions of Section 7.7 of the Base Indenture that, by their terms, survive the satisfaction and discharge of this Indenture.

SECTION 4.2.      Application of Trust Money.

Subject to the provisions of Section 3.6 hereof, all money or Government Securities deposited with the Trustee pursuant to Section 4.1 hereof shall be held in trust and applied by it, in accordance with the provisions of this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 4.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 4.1 hereof; provided that if the Company has made any payment of principal of, or premium, if any, or interest on, the Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE V.

MISCELLANEOUS

SECTION 5.1.      Relationship with Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Tenth Supplemental Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Tenth Supplemental Indenture, the provisions of this Tenth Supplemental Indenture will govern and be controlling. In all other respects, the Base Indenture is confirmed by the parties hereto as supplemented by the terms of this Tenth Supplemental Indenture.

SECTION 5.2.      Trust Indenture Act Controls.

If any provision of this Tenth Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Tenth Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Tenth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Tenth Supplemental Indenture as so modified or to be excluded, as the case may be.

SECTION 5.3.      Governing Law.

This Tenth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 5.4.      Counterparts.

The parties may sign multiple counterparts of this Tenth Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same Tenth Supplemental Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Tenth Supplemental Indenture or any document to be signed in connection with this Tenth Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 5.5.      Severability.

Each provision of this Tenth Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Tenth Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

SECTION 5.6.      Ratification.

The Base Indenture, as supplemented and amended by this Tenth Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this Tenth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Tenth Supplemental Indenture supersede any conflicting provisions included in the Base Indenture, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Tenth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Tenth Supplemental Indenture.

SECTION 5.7.      Headings.

The Section headings in this Tenth Supplemental Indenture are for convenience only and shall not affect the construction thereof.

SECTION 5.8.      Effectiveness.

The provisions of this Tenth Supplemental Indenture shall become effective as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the date first above written.

DOLLAR GENERAL CORPORATION,
as Issuer

By:	/s/ John W. Garratt
	Name:	John W. Garratt
	Title:	President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as Trustee

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President

[Signature Page to Tenth Supplemental Indenture]

EXHIBIT A

Form of 4.250% Senior Notes due 2024

[Include the following legend on each Note that is a Global Note:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN. TRANSFER OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]

DOLLAR GENERAL CORPORATION

4.250% Senior Notes due 2024

REGISTERED	PRINCIPAL AMOUNT: $[ ]
No.

CUSIP: 256677 AJ4

ISIN: US256677AJ41

DOLLAR GENERAL CORPORATION, a Tennessee corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [ ] ($[ ]) on September 20, 2024 (the “Maturity Date”) (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon from September 20, 2022 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for at the rate of 4.250% per annum, on the 20th day of March and September (of each year each such date, an “Interest Payment Date”), commencing on March 20, 2023, until the principal hereof is paid or made available for payment.

(1)            Payment of Interest. The interest so payable, and punctually paid or made available for payment, on any Interest Payment Date, will, as provided in the Indenture, be paid, in immediately available funds, to the Person in whose name this Note (or one or more predecessor Securities) is registered at the close of business on the 5th day of March and September (whether or not a Business Day, as defined in the Indenture referred to herein), as the case may be, next preceding such Interest Payment Date (the “Regular Record Date”).

(2)            Place of Payment. Payment of principal, premium, if any, and interest on this Note will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest, premium, if any, and principal on this Note may at the Company’s option be paid in immediately available funds by wire transfer to an account maintained by the payee located in the United States.

(3)            Time of Payment. In any case where any Interest Payment Date, the Maturity Date or any date fixed for redemption of the Notes shall not be a Business Day, then (notwithstanding any other provision of the Indenture or this Note), payment of principal, premium, if any, or interest, if any, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, the Maturity Date or the date so fixed for redemption or repayment, as the case may be, and no interest shall accrue in respect of the delay.

(4)            General. This Note is one of a duly authorized series of Securities of the Company, issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of July 12, 2012, between the Company and U.S. Bank Trust Company, National Association, a national banking association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of which this Note is a part), as supplemented by a Tenth Supplemental Indenture thereto, dated as of September 20, 2022 (the “Tenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered; provided that to the extent of any inconsistency between the terms and provisions in the Indenture and those contained in this Note, the Indenture shall govern. This Note is one of a duly authorized series of Securities designated as “4.250% Senior Notes due 2024” (collectively, the “Notes”), initially limited in aggregate principal amount to SEVEN HUNDRED FIFTY MILLION DOLLARS ($750,000,000).

(5)            Further Issuance. The Company may, from time to time, without the consent of the Holders, issue and sell additional Notes (“Additional Notes”) ranking equally and ratably with the Notes in all respects (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial interest payment date of such Additional Notes). Any such Additional Securities shall be consolidated with and form a single series with the Notes for all purposes under the Indenture. If the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will have a different CUSIP number.

(6)            Ranking. The Notes shall constitute senior indebtedness of the Company and shall rank equally in right of payment with all existing and future senior indebtedness of the Company and, to the extent of the value of the collateral, will be effectively subordinated to the Company’s secured indebtedness.

(7)            Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

(8)            Sinking Fund. The Notes are not subject to any sinking fund.

(9)            Optional Redemption. The Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

(10)            [Reserved]

(11)            Offer to Repurchase Upon a Change of Control Triggering Event. If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has exercised its right to redeem the Notes as described above under “Optional Redemption” or has exercised its option to satisfy and discharge the Indenture under Article IV thereof, Holders shall have the right to require the Company to repurchase all or any part of their Notes for a price in cash equal to 101% of the then outstanding aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but not including, the date of purchase.

(12)            Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related Events of Default, in each case which provisions shall apply to this Note.

(13)            Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities. Such amendment may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding, on behalf of the Holders of all outstanding Securities, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority in aggregate principal amount of the outstanding Securities of individual series to waive on behalf of all of the Holders of Securities of such individual series certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

(14)            Limitation on Suits. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of more than 25% in principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceedings as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 90 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or interest on, this Note on or after the respective due dates expressed herein.

(15)            Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Registrar upon surrender of this Note for registration of transfer, at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange (except as provided by the Indenture), but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

(16)            Defined Terms. All terms used in this Note, which are defined in the Indenture and are not otherwise defined herein, shall have the meanings assigned to them in the Indenture.

(17)            Governing Law. The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Unless the certificate of authentication hereon has been executed by the Trustee by manual, electronic or facsimile signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:                     , 2022

DOLLAR GENERAL CORPORATION,
as Issuer

By:
	Name:	John W. Garratt
	Title:	President and Chief Financial Officer

By:
	Name:	Barbara Springer
	Title:	Vice President and Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as Trustee

By:
	Name:	Wally Jones
	Title:	Vice President

Dated:                      , 2022

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,

including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power or substitution in the premises.

Dated:_______________
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature of Guarantee